UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CANNAE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, Nevada 89134

Supplement to Proxy Statement dated April 26, 2024

Annual Meeting of Stockholders

Wednesday, June 19, 2024

Cannae Holdings, Inc. (the “Company”) is filing this supplement dated May 10, 2024 to its proxy statement dated April 26, 2024 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Stockholders to be held on Wednesday, June 19, 2024, at 10:00 a.m. Pacific Time (the “2024 Annual Meeting”) solely to amend the description of the effect of broker non-votes for Proposal No. 3 in the Proxy Statement as set forth below.

The following disclosure amends the information contained under the heading “How Many Votes Must Each Proposal Receive to Be Adopted?” on page 7 of the Proxy Statement as follows:

For Proposal No. 3 regarding the approval of the amendment and restatement of our 2017 Omnibus Incentive Plan, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting would be required for approval, in which case abstentions and broker non-votes have the effect of a vote against Proposal No. 3.

This supplement should be read together with the Proxy Statement in its entirety. Except as specifically amended by this supplement, all information in the Proxy Statement remains unchanged. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders To Be Held on June 19, 2024: This supplement, our Notice of Meeting, Proxy Statement, Form of Proxy Card, 2023 Annual Report are available at proxyvote.com.